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                                                                   EXHIBIT 10.25

                              [TESSERA LETTERHEAD]

September 17, 1999

Mr. Steve Tobak


Dear Steve:

On behalf of Tessera, I would like to offer your employment as Sr. Vice President of Marketing and Business Development. You will be reporting directly to me in my role as Tessera's President and CEO. You will be expected to lead the development and maintenance of Business Partnerships, Licensing Agreements and Marketing functions at Tessera. You will further be expected to work closely with other Tessera executives and senior managers to ensure the success of Tessera's business, financial and technical goals as defined by Tessera's Board of Directors and President, and further refined by Tessera's executive staff.

This is an exempt position at a starting annual salary of $200,000. In addition, there will be a bonus plan for you for reaching the Company's operational and financial goals. Your bonus would allow earning upon to 25% of your annual salary for the achievement of all objectives (bonus plan and goals to be more fully developed by the Tessera executive management team and ratified by Tessera's Board of Directors), however you will be eligible for an unbounded bonus (the structure and amount of which will be mutually determined at a later date) for the accomplishment of stretch goals.

If you accept this offer, you agree to begin work on October 1, 1999 or sooner if your other commitments permit. On March 31, 2000 you will be paid a $50,00 bonus, provided: (1) you begin full-time employment on October 1, 1999 or sooner; and (2) remain at Tessera as a full-time employee at least until the end of March 31, 2000. Subject to Board of Directors and shareholder approvals as required in addition to your salary you will receive stock options under the Company's 1999 Incentive Stock Option Plan to purchase 700,000 shares of Tessera common sock at a price set by the Board of Directors upon your acceptance (current option price to be set at the next board meeting). Your stock options will be scheduled to vest as follows; 175,000 shares will vest on the first anniversary of your employment and 14,583 per month will vest thereafter. Further, as a regular employee, you will be eligible for certain benefits more fully described in the Tessera Employee Handbook which will be issued to you upon your employment.
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[TESSERA LETTERHEAD]

This offer of employment and option grant is subject to approval by the Board of Directors. Your employment pursuant to it is contingent upon your providing legally required proof of your identity and authorization to work in the United States and your execution of an Employment, Proprietary Information, Invention, and Arbitration Agreement containing provisions protecting Tessera's Confidential Information, Inventions, and other Intellectual Property, including any that you may generate during your employment, along with a notice that your employment is "AT WILL" and thus can be terminated at any time by you or Tessera, with or without cause.

Should there be a change of control at Tessera and should the management of the new company/entity decide to terminate your employment, Tessera will continue pay you an amount equal to the salary and bonus earned in the year previous to such termination for one (1) year from the date of such termination. In the event you have not been employed by Tessera for a full year prior to such change of control, the salary and 100% of the bonus, as set forth above, will be paid to you over such one (1) year period from the termination date.

By your acceptance of this offer, you represent that: a) you will bring no confidential information or proprietary intellectual property of any previous employer or other third party with you to your job at Tessera, b) you will not solicit for hire any employee of a former employer, and c) you expressly agree to all the terms of this offer and the terms of the Employment, Proprietary Information, Invention and Arbitration Agreement. This offer supersedes any previous written or verbal offer and shall remain open and valid until September 21, 1999. Any modification of the terms of this offer or other provisions must be made in writing and signed by Tessera's President.

If you accept the above described offer, please return the signed original copy of this letter to me. We will send you under separate cover the Employee Proprietary Information and Inventions Agreement. Please execute and return to me.

Steve, all of us at Tessera look forward to having you join our executive management team. If you have additional questions please call me at
(408)894-0700.

Sincerely,

/s/ BRUCE McWILLIAMS
--------------------
Bruce McWilliams


Accepted:                                    Date:
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